Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-15654 l on Form S-8 of S&T Bancorp, Inc. of our report dated June 23, 2023, with respect to the statements of net assets available for benefits of the Thrift Plan for Employees of S&T Bank as of December 31, 2022 and 2021, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of and for the year ended December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of the Thrift Plan for Employees of S&T Bank.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 23, 2023